Exhibit 99.6

Trestle Corporation

Schedule of Cash Receipts and Disbursements

Case No. 02-88573

Reporting Period August 31, 2004

(In Thousands)

	Escrow	Current Month Actual

Cash Balance Beginning	$1,055	$1,055

Receipts
Cash sales		—
Accounts Receivable		—
Loans and Advances		—
Sale of Assets		—
Interest	1	1
Other - Cash Transfers from Related Companies		—
Total Receipts	1	1

Disbursements
Net Payroll		—
Payroll Taxes and other employee payments		—
Sales, Use and Other Taxes		—
Inventory Purchases		—
Rents and Lease Payments		—
Insurance		—
Administrative & Selling	—	—
Other - Cash Transfers from Related Companies		—
		—
Professional Fees	3	3
U.S. Trustee Fees	1	1
Court Costs		—
Total Disbursements	4	4

Net Cash Flow	(3)	(3)

Cash End of Month	$1,052	$1,052

Trestle Corporation

Case #02-88573

STATEMENTS OF INCOME

(Post-Petition)

	For The One Month Ended August 31, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$4,142,546

Net Revenues	—	4,142,546

Operating Expenses:
Cost of Services	—	1,851,009

Gross Margin	—	2,291,537
		55.3%

General and administrative expenses:
Personnel costs	—	1,614,260
Occupancy costs	—	133,041
Bad debt expense	—	23,540
Other	—	544,926

Total General and Administrative Expenses	—	2,315,767

Loss from Operations	—	(24,230)

Other Expenses (Income):
Interest expense	—	—
Depreciation and amortization	—	32,437
Other expense (income)	—	(6,322,162)

Other Income- Net	—	(6,289,725)

Income before Reorganization Items	—	6,265,495

Reorganization Items:
Professional fees and Other	25,894	105,723
		—

Reorganization Expenses - Net	25,894	105,723

(Loss) Income Before Income Tax Provision	(25,894)	6,159,772

Income Tax Provision	—	—

Net (Loss) Income	$(25,894)	$6,159,772

Trestle Corporation

Case No. 02-88573

August 31, 2004

Balance Sheet

	Book Value @ Current	Book Value @ Petition Date

Assets

Current Assets

Unrestricted Cash and Equivalents	$—	$67,758
Restricted Cash	1,051,572	—
Accounts Receivable (net)	—	841,539
Inventories	—	536,262
Projects in progress (customers)	—	886,635
Prepaid Expenses	—	108,354
Total Current Assets	1,051,572	2,440,548

Property, Plant and Equipment

Total Property, Plant and Equipment	—	901,012

Total Assets	$1,051,572	$3,341,560

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable-Postpetition	$—	$24,138
Deferred Revenues	—	3,285,084
Accrued Salaries and Benefit Costs	—	73,371
Accrued Other and Other Liabilities	57,329	64,512
Total Post-Petition Liabilities	57,329	3,447,105

Liabilities Under Compromise
Accounts Payable	871,074	983,041
Accrued Payroll and Other Liabilities	—	173,284
Other Debt - Due to Parent	—	4,774,734
Total Pre-Petition Liabilities	871,074	5,931,059

Total Liabilities	928,403	9,378,164

Equity
Accumulated Retained Earnings (Deficit)	123,169	(6,036,604)
Total Equity	123,169	(6,036,604)

Total Liabilities & Equity	$1,051,572	$3,341,560

Trestle Corporation

Case No. 02-88573

August 31, 2004

Summary of Unpaid Post-Petition Debts

	0-30	31-60	61-90	91 and Over	Total
Accounts Payable	$—	$—	$—	$—	$—
—
Accrued Salaries	—	—	—	—	—
Accrued Liabilities	(57,329)	—	—	—	(57,329)
Leases - Equipment	—	—	—	—	—
Secured Debt/Adequate Protection Pmts	—	—	—	—	—
Professional Fees	—	—	—	—	—
Payments due to Insiders	—	—	—	—	—
—
Total Post Petition Debts	$(57,329)	$—	$—	$—	$(57,329)

Accrued Expenses represent general accrual for professional fees to be paid during the remainder of the Bankruptcy proceedings.